Exhibit 99.2

MADISON and OSHKOSH, Wis. - (BUSINESS WIRE) - Jan. 5, 1999 - Anchor BanCorp Wisconsin Inc., Madison, Wisconsin, (NASDAQ trading symbol "ABCW") and FCB
Financial Corp., Oshkosh, Wisconsin (NASDAQ trading symbol "FCBF") announced earlier today they have entered into a definitive agreement providing for the merger of FCB Financial Corp. with and into Anchor.

FCB shareholders will receive 1.83 shares of Anchor common stock for each share of FCB common stock they own. Based on Anchor BanCorp's closing stock price of $24.06 today, January 5, 1999, the transaction has an approximate total value of $172 million, and represents a price of $44.04 for each FCB Financial Corp. share. The agreement does not provide for an adjustment in the exchange rate, but FCB Financial Corp. has been granted the right to terminate the transaction if Anchor BanCorp's stock average price falls below $15 and declines by more than 15% relative to a peer group index. FCB Financial Corp. has granted Anchor BanCorp an option to purchase shares equal to 19.9% of FCB Financial Corp.'s shares under certain conditions. Under the terms of the agreement, the merger will be accomplished through a tax-free exchange of shares and accounted for as a pooling-of-interests.

James J. Rothenbach, President of FCB Financial Corp. said, "This merger is in the long term interests of both our customers and our shareholders. Our shareholders will receive shares in a company whose management and directors have a track record of increasing stockholder value. For our customers, it is a merger of neighbors, so all Fox Cities Bank offices will continue to operate. We also have similar customer-oriented philosophies. Our customers will continue to experience excellence in service, being served by the same people they already know. In addition, they will be able to do business in Anchor offices throughout the state."

Douglas J. Timmerman, President of Anchor BanCorp said, "We welcome the shareholders and customers of Fox Cities Bank to the AnchorBank family. We have had a lending presence in Oshkosh and Appleton since 1988 and have been operating one full service office in Oshkosh for the past two years. We are exceptionally pleased to be able to expand both personal and business banking services in this growing area of the state. Shareholders will own a significantly stronger franchise."

The Board of Directors of the combined company will include all the existing Board members of Anchor BanCorp Wisconsin Inc., and two of the Board members from FCB Financial Corp.

The transaction is expected to be breakeven on Anchor BanCorp's earnings per share in fiscal year 2000 and is expected to be 1-2% accretive in the following fiscal year. The Company expects to reduce its annual expenses by approximately $2.8 million pre-tax, with the expectation that these savings will be realized during calendar year 1999. The cost savings represent approximately 30% of FCB Financial Corp.'s operating expense. Additionally, the companies believe there are significant opportunities for revenue synergies resulting from mortgage, commercial and consumer loan growth. The Company said it will recognize a pre-

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tax,  merger-related  charge of approximately  $12 million in the quarter in which the merger is completed.

Consummation of the merger is subject to applicable regulatory approvals and to approval by the shareholders of both companies. The parties anticipate that the Merger will be completed during the second calendar quarter of 1999.

Anchor BanCorp, headquartered in Madison, Wisconsin, is the parent holding company for AnchorBank, S.S.B., a $2.1 billion financial institution with 35 full service offices and 2 lending only facilities in 13 Wisconsin counties. AnchorBank is the largest thrift in the state of Wisconsin, the leading mortgage provider in Dane County (Madison) and as of June 30, 1997, is the third largest depository institution in Dane County. Information about AnchorBank's products and services can be accessed on the Internet at http://www.anchorbank.com.

FCB Financial Corp. is the parent holding company for Fox Cities Bank, a $535 million financial institution with 13 full service offices in 5 Wisconsin counties. As of June 30, 1997, Fox Cities Bank had the number two deposit market share in Winnebago County, which is primarily comprised of Neenah, Menasha, and Oshkosh.

This new release contains forward-looking statements, including estimates of future operating results and other forward-looking financial information for Anchor BanCorp, FCB Financial Corp. and the combined company. These estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results and other financial information may differ materially from the results and financial information discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the merger cannot be fully realized or realized within the expected time frame; (2) revenues following the merger are lower than expected; (3) competitive pressures among financial institutions increase significantly; (4) costs of difficulties related to the integration of the businesses of Anchor BanCorp and FCB Financial Corp. are greater than expected; and (6) legislation or regulatory changes adversely affect the businesses in which the combined company will be engaged.